Exhibit 2.2

ARTICLES OF CORRECTION

          Pursuant to Section 5.16 of the Minnesota Statutes Annotated, IPTIMIZE, INC., formerly known as SIMMETECH, INC., a Minnesota corporation (“IPtimize”) does hereby execute the following Articles of Correction.

          FIRST: On November 7, 2005, IPtimize filed Articles of Merger and an Agreement and Plan of Merger with the Minnesota Secretary of State.

          SECOND: IPtimize desires to correct the Articles of Merger and Agreement and Plan of Merger filed with the Minnesota Secretary of State on November 7, 2005, Reference No. 15738890002.

          THIRD: The Articles of Merger and Agreement and Plan of Merger were ambiguous as evidenced by the shareholder approval documentation attached hereto as Exhibit A and incorporated herein by reference, so IPtimize sought shareholder approval to amend the Agreement and Plan of Merger to correct those ambiguities. The shareholders approved the Amended Agreement and Plan of Merger on June 22, 2007.

          FOURTH: The Articles of Merger and Amended Agreement and Plan of Merger, attached hereto as Exhibit B and incorporated herein by reference, shall be filed with the Minnesota Secretary of State and supersede the Articles of Merger and Agreement and Plan of Merger referenced above.

Dated this 6th day of August, 2007.

IPtimize, Inc.,
a Minnesota corporation

By:

Clinton J. Wilson, President

EXHIBIT A

2005 Shareholder Approval Documentation

See attached 2005 shareholder approval documentation.

Schedule 1

SHAREHOLDERS RESOLUTION OF
SIMMETECH INCORPORATED
APPROVING AN AGREEMENT AND PLAN OF MERGER

DULY PASSED ON October 12, 2005

RESOLUTION OF AGREEMENT AND PLAN OF MERGER

RESOLVED THAT, It is in the best interests of the corporation to approve the Agreement and Plan of Exchange as entered by and between Simmetech Incorporated, a Minnesota Corporation and IPtimize, Inc., a Colorado Corporation and to ratify all of its effects; therefore the company shall execute this merger and all of its effects as designed therein The Agreement and Plan of Merger.

RESOLVED THAT, As outlined in the Agreement and Plan of Merger, Simmetech Incorporated shall amend its Articles of Incorporation to change its name to IPtimize, Inc.

RESOLVED THAT, As outlined in the Agreement and Plan of Merger, Simmetech Incorporated shall add to its Board of Director each Board member as recorded within the corporate records of IPtimize, Inc. as of September 20, 2005.

RESOLVED THAT, the officers of this corporation are, and any of them hereby is, authorized to negotiate, execute, deliver and carry out on behalf of this corporation the Agreement and Plan of Merger (the “Agreement”) with IPtimize, Inc. a Colorado Corporation, substantially in the form presented to the shareholders, but with such changes and additions as such officers may deem to be in the best interests of this corporation (such determination that a change or addition is in the best interests of this corporation to be conclusively evidenced by such officer’s execution of the Agreement).

RESOLVED FURTHER, that the officers of this corporation hereby are authorized and directed to execute and deliver in connection with the closing of the transactions contemplated by the Agreement all documents and instruments required to be executed and/or delivered by this corporation pursuant to the Agreement or any transaction contemplated thereby, including but not limited to all exhibits to the Agreement, and to take all other action deemed by such officers to be reasonably necessary or appropriate to the negotiation, execution, or effectuation of the Agreement or any transaction contemplated thereby or entered into in connection therewith.

RESOLVED FURTHER, that any actions taken by such officers prior to the date of the foregoing resolutions adopted hereby that are within the authority conferred thereby are hereby ratified, confirmed and approved as the acts and deeds of this corporation.

/Shareholders shall express themselves via ballot or submit proxy enclosed herein this packet/

By virtue of my signature above, I, Robert M. Wasson, President of Simmetech Incorporated, hereby certify that by majority vote of its Shareholders, Simmetech Incorporated has passed and adopted the resolutions outlined within this document.

Date: 10-12-05
RW 12,307,993 Shares IN Factor RW
20,039,313 outstanding
100,000,000 Authorized

Shareholders Resolution	Page 1 of 1

Schedule 2

Summary of Agreement
And
Plan of Merger
by and between
Simmetech Incorporated
And
Iptimize, Inc.

Please note that the agreement is available in its entirety for your review per your request. Please e-mail your request to robertwasson@hotmail.com. If e-mail is not available to you than you may phone or the request to Robert M. Wasson, President Simmetech Incorporated,17586 Belfast Cove, Eden Prairie, MN55347, (612)232-7773.

The name of the surviving company shall be IPtimize, Inc. The separate existence of IPtimize, Inc. of Colorado shall cease to exist as a result of the merger and Simmetech Inc. d.b.a. Jaguar Resorts, Inc. shall be the surviving company. IPtimize shareholders shall surrender all of their shares in exchange for Simmetech Common Shares. Each one share of IPtimize Common Stock shall be exchanged for one share of Simmetech Incorporated Common Stock post a one for two reverse split of IPtimize, Inc of Colorado’s stock and post a one for fifty reverse split of Simmetech Incorporated Stock. Total outstanding shares at final close shall be broken down as 16,202,750 shares to the IPtimize shareholders, 400,786 shares original Simmetech, Inc. shareholders, 2,475,700 shares reserved for new capital, legal, consulting, and public awareness fees. For purposes of continuity, Robert M. Wasson shall retain a seat on the revised board of directors which shall otherwise adopt the IPtimize Board as it existed as of September 30, 2005.

The planned date of closing and settlement date, subject to shareholder approval of this transaction, is anticipated to be October 30, 2005.

Schedule 4

BALLOT AND RECORD OF SHAREHOLDER VOTE
OF
SIMMETECH INCORPORATED
(a.k.a. Jaguar Resorts, Inc.)

In the matter of approving or disapproving the passage of the resolutions appended to The Notice of Special Meetings of Shareholders as Schedule 1. The Notice was dated October 2, 2005 and for which the meeting was scheduled for October 19, 2005.

The undersigned, as shareholder of the securities of Simmetech Incorporated also known as Jaguar Resorts, Inc. hereby Indicates their approval or disapproval by marking the appropriate box below:
(choose only one box)

☐  I HEREBY APPROVE of the Agreement and Plan of Merger and thereby approve and ratify the Shareholder Resolutions titled “Shareholders Resolution of Simmetech Incorporated Approving an Agreement and Plan of Merger By and Between Simmetech Incorporated and Iptimize, Inc.” as specifically stated in Schedule 1 of the document that I received titled Notice of Special Meeting of Shareholders dated September 23, 2005 and which meeting is scheduled for October 19, 2005.

☐  I HEREBY DISAPPROVE of the Agreement and Plan of Merger and thereby Disapprove of the Shareholder Resolutions titled “Shareholders Resolution of Simmetech Incorporated Approving an Agreement and Plan of Merger By and Between Simmetech Incorporated and Iptimize, Inc.” as specifically stated in Schedule 1 of the document that I received titled Notice of Special Meeting of shareholders dated September 23, 2005 and which meeting is scheduled for October 19, 2005.

☐  I HEREBY WISH TO SUBMIT A PROXY which shall entitle Robert M. Wasson, the now standing CEO of Simmetech Incorporated, to cast a vote on my behalf. In doing so I have executed, signed and submitted a Revocable Proxy Agreement.

THIS VOTE OR AGREEMENT TO SUBMIT PROXY SHALL BE SIGNED EXACTLY AS THE SHAREHOLDER’S NAME APPEARS ON HIS STOCK CERTIFICATE, JOINT SHAREHOLDERS MUST EACH SIGN THIS PROXY. IF SIGNED BY AN ATTORNEY IN FACT, THE POWER OF ATTORNEY MUST BE ATTACHED.

[SIGNATURE]

[PRINTED NAME AS APPEARS ON STOCK CERTIFICATE]

Securities Information:

Certificate No.:

Number of Shares:

Class of Shares: Common

Record of Vote	Page 1 of 1

EXHIBIT B

Articles of Merger

See attached Articles of Merger.

ARTICLES OF MERGER
OF

IPTIMIZE, INC.,
a Colorado corporation

INTO

IPTIMIZE, INC. f/k/a SIMMETECH, INC.,
a Minnesota corporation

The undersigned corporations do hereby execute the following Articles of Merger pursuant to Section 302A.615 of the Minnesota Business Corporations Act (“Articles of Merger”) for the purpose of merging IPTIMIZE, INC., a Colorado corporation (“IPtimize”), with and into IPTIMIZE, INC. f/k/a SIMMETECH, INC., a Minnesota corporation (“Simmetech”).

          FIRST: The names of the corporations participating in the merger and jurisdictions under the laws of which they are respectively organized are as follows:

(a)	Name of Corporation	Jurisdiction

	IPtimize, Inc. f/k/a Simmetech, Inc.	Minnesota

	IPtimize, Inc.	Colorado

          SECOND: The name of the surviving corporation is IPtimize, Inc., a Minnesota corporation.

          THIRD: An Amended Agreement and Plan of Merger, a copy of which is attached hereto as Exhibit A and incorporated herein by reference, was approved by the IPtimize board of directors and shareholders pursuant to the Colorado Business Corporations Act. The Amended Agreement and Plan of Merger was also approved by the Simmetech board of directors and shareholders pursuant to the Minnesota Business Corporations Act. Accordingly, the Amended Agreement and Plan of Merger has been approved by each constituent organization pursuant to the provisions of Chapter 302A of the Minnesota statutes. The purpose of the Amended Agreement and Plan of Merger was to correct the ambiguities in the original Agreement and Plan of Merger dated September 20, 2005. The Agreement and Plan of Merger as amended by the Amended Agreement and Plan of Merger, is as follows:

          (a)       IPtimize shall be merged with and into Simmetech, the separate existence of IPtimize shall cease, and Simmetech shall be the surviving entity, shall continue to exist and shall be governed by the laws of the State of Minnesota. Following the merger, the name of the surviving entity shall be IPtimize, Inc., a Minnesota corporation (“Surviving Entity”).

(b) The Articles of Incorporation, as amended from time to time, of Simmetech, as in effect immediately prior to the merger shall be the Articles of Incorporation of the Surviving Entity.

(c) The Bylaws of Simmetech, as in effect immediately prior to the merger shall be the Bylaws of the Surviving Entity until they shall be altered or amended in accordance with the provisions thereof.

(d) The officers and directors of IPtimize immediately prior to the merger shall be the officers and directors of the Surviving Entity. Robert Wasson shall also be a director of the Surviving Entity.

          (e)       For every two (2) shares of IPtimize which were issued and outstanding in November 2005, shareholders of IPtimize received one (1) share of the Surviving Entity. No new shares will be issued as a result of the Amended Agreement and Plan of Merger.

Dated this 6th day of July, 2007.

IPtimize, Inc.,
a Colorado corporation

By: /s/ Clinton J. Wilson

Clinton J. Wilson, President

Simmetech, Inc.,
a Minnesota corporation

By: /s/ Clinton J. Wilson

Clinton J. Wilson, President

EXHIBIT A TO ARTICLES OF MERGER

Amended Agreement and Plan of Merger

See attached Amended Agreement and Plan of Merger.

AMENDED AGREEMENT AND PLAN OF MERGER

This AMENDED AGREEMENT AND PLAN OF MERGER dated as of 20 September 2005 (the “Agreement”), between IPtimize, Inc., a Colorado corporation (“IPtimize”) and Simmetech Inc., a Minnesota corporation (“JGRT” and doing business as “Jaguar Resorts”). IPtimize and JGRT may also be referred to herein as the “Constituent Corporations” or the “Parties.”

WHEREAS, the Parties acknowledge and affirm the following:

A.	IPtimize is a corporation duly organized and existing under the laws of the State of Colorado.

B.	JGRT is a corporation duly organized and existing under the laws of the State of Minnesota.

C.	The Colorado Business Corporation Act (the “Colorado Act”) permits a merger of a business corporation of the State of Colorado with and into a business corporation of another jurisdiction.

D.	The Minnesota Business Corporations Act (the “Minnesota Act”) permits a merger of a business corporation in the state of Minnesota with and into a business corporation of another jurisdiction.

E.

IPtimize and JGRT and their respective Boards of Directors declare it advisable and to the advantage, welfare, and best interests of said corporations and their respective stockholders to merge IPtimize with and into JGRT pursuant to the provisions of the Colorado Act and pursuant to the provisions of the Minnesota Act upon the terms and conditions hereinafter set forth.

F.	The respective Boards of Directors of IPtimize and JGRT have approved this Agreement and JGRT and IPtimize have directed that this Agreement be submitted to a vote of their shareholders.

G.	For federal income tax purposes, it is intended that the merger qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the “IRC”).

ARTICLE 1
THE MERGER

1.1	Merger

In accordance with the provisions of this Agreement and applicable provisions of the Colorado Act and the Minnesota Act, IPtimize shall be merged with and into JGRT (the “Merger”). Following the Merger, the separate existence of IPtimize shall cease and JGRT shall be, and is herein sometimes referred to as, the “Surviving Corporation.” The name of the Surviving Corporation shall be changed to “IPtimize, Inc.” For the purposes of this Agreement, this form of transaction may also be referred to herein as a “statutory merger.”

1.2	Filing and Effectiveness

The Merger shall become effective when the following actions shall have been completed:

(a)	This Agreement and the Merger shall have been adopted and approved by the shareholders of JGRT and IPtimize in accordance with the requirements of the Minnesota Act and the Colorado Act;

(b)	JGRT shall have authorized and executed a one-for-fifty (1:50) reverse split of its Common Stock, which such adjusted share count shall be as reflected herein;

(c)	All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof;

(d)

An executed Statement of Merger meeting the requirements of the Colorado Act shall have been filed with the Secretary of State of the State of Colorado in substantially the form attached hereto as Exhibit A and incorporated herein by this reference; and

(e)

Executed Articles of Merger meeting the requirements of the Minnesota Act shall have been filed with the Secretary of State of the State of Minnesota in substantially the form attached hereto as Exhibit B and incorporated herein by this reference.

(f)	The date and time when the Merger shall become effective, as aforesaid, is herein called the “Effective Time.”

1.3	Effect of the Merger

Upon the Effective Time, the separate existence of IPtimize shall cease and JGRT as the Surviving Corporation: (i) shall continue to possess all of the assets, rights, powers and property of JGRT as constituted immediately prior to the Effective Time; (ii) shall be subject to all actions previously taken by the Board of Directors of IPtimize and the Board of Directors of JGRT; (iii) succeed, without transfer, to all of the assets, rights, powers and property of IPtimize in the manner more fully set forth in the Colorado Act and the Minnesota Act; (iv) shall continue to be subject to all of the debts, liabilities and obligations of IPtimize as constituted immediately prior to the Effective Time, in the same manner as if JGRT had itself incurred them, all as more fully provided under the applicable provisions of the Colorado Act and the Minnesota Act.

1.3	Closing of the Merger

Closing of the transactions contemplated by this Agreement (“Closing”) shall be held at the offices of IPtimize on November 18, 2005, or such other time and place as the parties shall mutually agree in writing. At the Closing, the Parties shall execute or cause to be executed those documents and take such other action as may be necessary to place into effect the Merger.

ARTICLE 2
CHAPTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1	Articles of Incorporation

Attached hereto as Exhibit C and made a part hereof is a copy of the Articles of Incorporation, as amended, of JGRT as in effect in the State of Minnesota immediately prior to the Effective Time; and said Articles of Incorporation shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.2	Bylaws

Attached hereto as Exhibit D and made a part hereof is a copy of the Bylaws of JGRT as in effect immediately prior to the Effective Time; and said Bylaws shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.3	Directors and Officers

The directors and officers of IPtimize immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation at the Effective Time, plus Robert Wasson shall be a director, each until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Articles of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

ARTICLE 3
MANNER OF CONVERSION OF STOCK

3.1	IPtimize Shares

(a)

Common Stock: Upon the Effective Time, two (2) shares of IPtimize Common Stock, with a par value of $.001 per share, issued and outstanding immediately prior thereto shall by virtue of the Merger, and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for one (1) fully paid and non-assessable share of Common Stock, par value $.001 per share, of the Surviving Corporation. The outstanding convertible securities of IPtimize shall be converted upon the same ratio as the Common Stock. IPtimize makes no guarantee that all such convertible securities will be converted by the holders.

(b)

Series A Preferred Stock: Upon the Effective Time, two (2) shares of IPtimize Series A Preferred Stock, with a par value of $.001 per share, issued and outstanding immediately prior thereto shall by virtue of the Merger, and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for one (1) fully paid and non-assessable share of Series A Preferred Stock, par value $.001 per share, of the Surviving Corporation. When combined with the Common Stock, the total number of shares of JGRT to be issued to IPtimize shareholders shall be 16,102,750 shares.

3.2	JGRT Shares

(a)

JGRT: The issued Common Stock of JGRT as the Surviving Corporation: (i) shall be after giving effect to a one-for-fifty (1:50) reverse split of its stock as authorized and executed by the Board of Directors of JGRT; (ii) shall not be converted or exchanged in any manner, but each said share of common stock which is issued as of the Closing shall continue to represent one share of the Surviving Corporation; and shall together aggregate a total of 400,786 shares outstanding as of the Closing (the “JGRT Shares” and which was previously 20,039,313 shares before giving effect to the reverse split). JGRT shall have no other class of equity in existence as of the Closing.

3.3

Minnivestco Shares The Parties acknowledge and affirm that Minnivestco, LLC (“Minnivestco”), as a consultant to this transaction, shall be issued 800,000 shares of common stock of the Surviving Corporation upon the completion of the Merger as defined herein. Minnivestco is an entity beneficially controlled by Robert Wasson, who is also a shareholder and director of JGRT.

3.4

Excelsus Shares The Parties acknowledge and affirm that the parties below, as consultants to this transaction, shall be issued a total of 1,675,700 shares of common stock of the Surviving Corporation upon the completion of the Merger as defined herein, as follows:

(a)	Excelsus Capital, LLC (“Excelsus”)	900,700 shares

(b)	Red Room, LLC	500,000 shares

(c)	Budhu Consulting, Inc.	275,000 shares

3.5

Total Shares to Be Issued in the Surviving Corporation The number of shares to be issued in the Surviving Corporation per sections 3.1, 3.2, 3.3 and 3.4 hereby shall total 18,979,236 Common Stock shares.

3.6     Surrender of Certificates

(a)

Each certificate, if any, which immediately prior to the Effective Time represented shares of capital stock of IPtimize, shall be surrendered at the Effective Time or as soon as practicable thereafter. Certificates of the capital stock of IPtimize shall be exchanged for certificates evidencing and representing ownership of the number of shares of capital stock of the Surviving Corporation into which said shares of capital stock of IPtimize shall have been converted at the Effective Time. After the Effective Time, and until so surrendered, each outstanding certificate representing ownership of capital stock of IPtimize shall be deemed to evidence ownership of, and represent, the number of shares of capital stock of Surviving Corporation into which said shares of capital stock of IPtimize shall have been converted at the Effective Time.

(b)

If any certificate representing stock of JGRT (as the Surviving Corporation) is to be issued in a name other than that in which a surrendered certificate theretofore representing stock of IPtimize is registered, it shall be a condition of such issuance that the surrendered certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall either pay to JGRT or its transfer agents any transfer or other taxes required by reason of the issuance of a certificate or certificates representing IPtimize stock in a name other than that of the registered holder of the certificate so surrendered or establish to the satisfaction of JGRT or its transfer agents that such tax has been paid or is not applicable. It shall be the affirmative duty of each shareholder to submit such certificates for transfer and exchange.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF IPTIMIZE

IPtimize represents and warrants to JGRT that the statements contained in this Article are correct and complete as of the date of this Agreement and will be correct and complete as of the Effective Time (as though made then and as though the Effective Time were substituted for the date of this Agreement throughout this Article) with respect to itself.

4.1      Organization of IPtimize.

IPtimize is duly organized, validly existing, and in good standing under the laws of Colorado.

4.2      Authorization of Transaction.

IPtimize has full corporate power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of IPtimize, enforceable in accordance with its terms and conditions. Except as expressly contemplated hereby, IPtimize need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

4.3      Non-contravention.

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which IPtimize is subject or any provision of its charter or bylaws; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement contract, lease, license, instrument, or other arrangement to which IPtimize is a party or by which it is bound or to which any of its assets is subject, except for such notices or consents which have been given or obtained by IPtimize on or prior to the Effective Time.

4.4      Capitalization.

The authorized capital stock of IPtimize consists of 100,000,000 shares of Common Stock, $.001 par value per share, and 30,000,000 shares of Series A Preferred Stock, $.001 par value per share. As of the date of this Agreement, there are 30,705,500 shares of Common Stock and 1,500,000 shares of Series A Preferred Stock issued and outstanding. The number of shares hereby is inclusive of warrants for the purchase of shares and shares to be converted by holders of notes of IPtimize as defined in Section 3.l(a) hereby. There are no additional outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require IPtimize to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to IPtimize’s Common Stock or Series A Preferred Stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of IPtimize.

4.5      Investment.

IPtimize is not acquiring the shares of JGRT with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933. IPtimize has had access to all information concerning JGRT and its operations which it required to make its investment decision.

4.6      Brokers’ Fees.

IPtimize has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which JGRT could become liable or obligated. IPtimize acknowledges that Minnivestco and Excelsus have acted as consultants to the transaction for which shares in the Surviving Corporation shall be issued as defined in Sections 3.3 and 3.4 hereby.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF JGRT

JGRT represents and warrants to IPtimize that the statements contained in this Article 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout this Article 5).

5.1      Organization of JGRT.

JGRT is a corporation duly organized, validly existing, and in good standing under the laws of Minnesota. JGRT has no subsidiaries, except the Subsidiary defined herein.

5.2      Authorization of Transaction.

JGRT has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including shareholder approval as may be required by the Minnesota Act. This Agreement constitutes the valid and legally binding obligation of JGRT, enforceable in accordance with its terms and conditions. Except as expressly contemplated hereby, JGRT need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

5.3      Non-contravention.

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which JGRT is subject or any provision of its charter or bylaws; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which JGRT is a party or by which it is bound or to which any of its assets is subject, except for such notices or consents which have been given or obtained by JGRT on or prior to the Closing.

5.4      Capitalization.

The authorized capital stock of JGRT consists of 100,000,000 shares of Common Stock, $.001 par value per share, and 10,000,000 shares of Preferred Stock. Immediately prior to the Closing, there will be 400,786 (20,039,313 shares before giving effect to the authorized and executed JGRT Reverse Split) shares of Common Stock and no shares of Preferred Stock issued and outstanding. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require JGRT to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to JGRT’s Common Stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of JGRT.

5.5      Brokers’ Fees.

JGRT has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which IPtimize could become liable or obligated. JGRT acknowledges that Minnivestco and Excelsus have acted as consultants to the transaction for which shares in the Surviving Corporation shall be issued as defined in Sections 3.3 and 3.4 hereby.

5.6      Events Subsequent to Year End.

Since the most recent calendar-fiscal year end of JGRT, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of JGRT taken as a whole.

5.7      Undisclosed Liabilities.

JGRT has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or un-accrued, whether liquidated or unliquidated, and whether due or to become due including any liability for taxes), except for (i) liabilities set forth on the JGRT Financial Statements; and (ii) liabilities which have arisen after the date of the JGRT Financial Statements in the ordinary course of business. As used herein, “JGRT Financial Statements” consist of the financial statements of IPtimize previously delivered to IPtimize in the form attached hereto as Exhibit E and incorporate herein by this reference.

5.8      Legal Compliance.

JGRT has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against JGRT alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition, operations, results of operations or future prospects of JGRT.

5.9      Tax Matters.

(a)

JGRT has filed all income tax returns that it has been required to file. All such income tax returns were correct and complete in all material respects. All income taxes owed by JGRT (whether or not shown on any income tax return) have been paid. JGRT is not currently the beneficiary of any extension of time within which to file any income tax return.

(b)	There is no material dispute or claim concerning any income tax liability of JGRT either (i) claimed or raised by any authority in writing; or (ii) as to which JGRT has knowledge based upon personal contact with any agent of such authority.

5.10      Contracts.

The JGRT Financial Statements disclose all material contracts of JGRT. Each contract or legal obligation of JGRT which is to be assumed by JGRT in connection with the Merger is listed on Exhibit F attached hereto and incorporated herein by this reference. To the extent requested, true and correct copies of such contracts have been delivered to JGRT for due diligence purposes.

5.11      Environmental, Health and Safety Matters.

JGRT and its predecessors and affiliates have complied and are in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements. As used herein “Environmental, Health & Safety Requirements” means any Environmental, Health & Safety law or regulation including air and water quality laws and regulations and other similar requirements.

5.12      Disclosure.

The representations and warranties contained in this Article 5 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 5 not misleading.

5.13      Financial Statements.

The JGRT Financial Statements are true and correct in all material respects, have been prepared on a consistent basis, and fairly represent the business, financial condition, assets and liabilities of JGRT.

5.14      Litigation.

There is no claim, suit, action, proceeding or investigation pending or, to the knowledge of JGRT, pending against JGRT or any of its subsidiaries or assets which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on JGRT.

5.15      Materials Required for Audit.

To the best of its knowledge, JGRT has maintained its records, data and materials related to the financial accounting of the business, and has all such data and materials immediately available, such that an audit may be completed per regulatory requirements.

ARTICLE 6
PRE- CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

6.1      General.

Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article 8 below).

6.2      Notices and Consents.

Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the transactions contemplated hereby.

6.3      Operation of Business.

JGRT will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business, including, but not limited to declaration of dividends or distributions, redemptions, splits, recapitalizations, or similar events respecting its capital stock prior to Closing.

6.4      Full Access For Due Diligence.

JGRT will permit representatives of IPtimize to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of JGRT, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to JGRT. IPtimize and JGRT will treat and hold as such any Confidential Information they receive from JGRT, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to JGRT all tangible embodiments (and all copies) of the Confidential Information which are in their possession.

6.5      Reverse Split. The Board of Directors of JGRT shall take all steps as may be necessary to implement the one-for-fifty (1:50) reverse split of the JGRT stock outstanding prior to the Agreement (the “JGRT Reverse Split”), including recommending to the shareholders and soliciting the approval of the shareholders as required by law. The Board of Directors represents and warrants that such JGRT Reverse Split shall have been duly executed and recorded according to the Articles of Incorporation of JGRT and the Minnesota Act, such that a previous total of 20,039,313 shares of JGRT shall have been surrendered and 400,786 JGRT shares shall have been authorized for issuance in their place.

ARTICLE 7
POST- CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Effective Time.

7.1      General.

In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. JGRT acknowledges and agrees that from and after the Effective Time IPtimize will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to JGRT.

7.2      Litigation Support.

In the event and for so long as IPtimize or JGRT actively are contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement; or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Effective Time involving JGRT, then JGRT and its affiliates will cooperate with IPtimize or JGRT in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

ARTICLE 8
CONDITIONS TO OBLIGATION TO CLOSE

8.1      No Lock-Up of the JGRT Shares. The JGRT Shares, which upon effective approval with the approving authorities for public trading on a stock exchange (which shall be applied and designated only after the Effective Time), shall be deemed freely tradable subsequent to the provisions of the 1934 Act of the Securities and Exchange Commission. There shall be no “lock-up” or other form of trading restriction to be imposed by the Surviving Corporation upon such shares.

8.2      New CUSIP Number. IPtimize shall apply for a new “CUSIP” number post merger and all certificates issued shall be issued with such newly issued CUSIP number.

8.3      Conditions to Obligation of IPtimize.

The obligations of IPtimize to consummate the transactions to be performed by it in connection with the Effective Time are subject to satisfaction of the following conditions:

(a)	the representations and warranties set forth in Article 5 above shall be true and correct in all material respects at and as of the Closing;

(b)	JGRT shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c)	JGRT shall have procured all of the material third party consents required to be obtained by it to accomplish the transactions contemplated hereby;

(d)

no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) affect materially and adversely the right of JGRT to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(e)	JGRT shall have delivered to IPtimize a certificate to the effect that each of the conditions specified above in paragraphs 8.1 (a) through (d) is satisfied in all respects;

(f)

all actions to be taken by JGRT in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to IPtimize.

(g)

JGRT shall have delivered to IPtimize all necessary data and materials related to the financial records of JGRT specifically for the purpose of completing an audit, and as necessary for regulatory requirements.

(h)

The Board of Directors of JGRT shall have received all approvals and taken all steps as may be necessary to implement the one-for-fifty (1:50) reverse split of the JGRT stock outstanding prior to the Agreement (the “JGRT Reverse Split”).

8.4 Conditions to Obligation of JGRT.

The obligation of JGRT to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)	the representations and warranties set forth in Article 4 above shall be true and correct in all material respects at and as of the Closing;

(b)	IPtimize shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(c)	IPtimize shall have procured all of the material third party consents required, if any, to be obtained by them to accomplish the transactions contemplated hereby;

(d)

no action, suit, of proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement; or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(e)	IPtimize shall have delivered to JGRT a certificate to the effect that each of the conditions specified above in paragraphs 8.2 (a) through (d) is satisfied in all respects;

(f)

all actions to be taken by IPtimize in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to JGRT.

ARTICLE 9
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties of the parties contained in Articles 4 and 5 of this Agreement shall survive the Closing hereunder.

ARTICLE 10
MISCELLANEOUS

10.1 Further Assurances

From time to time, as and when required by IPtimize, JGRT or its successors or assigns in equity interest shall execute and deliver on behalf of JGRT such deeds and other instruments, and shall take or cause to be taken by it such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of JGRT and to otherwise to carry out the purposes of this Agreement. The officers and directors of JGRT are fully authorized in the name and on behalf of JGRT or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

10.2 Agreement

Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 2135 S. Cherry Street, Suite 200, Denver, Colorado 80222, and copies thereof will be furnished to any stockholder of a Constituent Corporation, upon request at such shareholder’s cost, IPtimize shall be responsible for all filings with any and all state and federal agencies.

10.3	No Third-Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

10.4	Entire Agreement.

This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, Letter of Intent, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

10.5	Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that IPtimize may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates; and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases IPtimize nonetheless shall remain responsible for the performance of all of its obligations hereunder).

10.6	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.7	Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8	Notices.

All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to IPtimize:	2135 S. Cherry Street, Suite 200 Denver, Colorado 80222 Attention: Contract Administration, 303-268-3600

To JGRT:	17586 Belfast Cove Eden Prairie, MN 55347 Attention: Robert M. Wasson

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.9	Governing Law.

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado, without giving effect to any choice of conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction).

10.10	Amendments and Waivers.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.11	Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.12	Expenses.

Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby unless other wise indicated herein. Any sales tax, filing or recording fees or similar expense shall be paid by IPtimize.

10.13	Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

10.14	Status.

Nothing contained in this Agreement shall cause a Party to be deemed an agent, employee, franchisee, joint venture, partner or legal representative of any other Party, and no Party shall purport to act in any such capacity for any other Party.

10.15	Arbitration.

Any and all disputes arising out of or relating to this Agreement shall be resolved by arbitration. All arbitration hereunder will be conducted by the American Arbitration Association (“AAA”). If the AAA is dissolved, disbanded or becomes subject to any state or federal bankruptcy or insolvency proceeding, the parties will remain subject to binding arbitration which will be conducted by a mutually agreeable arbitral forum. The parties agree that all arbitrator(s) selected will be attorneys with at least five (5) years securities and corporate reorganization experience. The arbitrator(s) will decide if any inconsistency exists between the rules of any applicable arbitral forum and the arbitration provisions contained herein. If such inconsistency exists, the arbitration provisions contained herein will control and supersede such rules. The site of all arbitration proceedings will be in the Division of the Federal Judicial District in which AAA maintains a regional office that is closest to 2135 S. Cherry Street, Suite 200, Denver, Colorado 80222.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

IPTIMIZE, INC.

By:

Clinton J. Wilson, President

SIMMETECH, INC.

By:

Clinton J. Wilson, President